EXHIBIT 99.1

COLCHESTER, VT…Green Mountain Power Corporation (NYSE: GMP) today announced 2005 consolidated earnings from continuing operations of $2.09 per share of common stock, diluted, compared with 2004 consolidated earnings from continuing operations of $2.10 per share of common stock, diluted. The Company reported additional earnings of $0.03 and $0.10 per share from discontinued operations in 2005 and 2004, respectively.

Increases in operating revenues in 2005 were offset by increases in power supply expenses, other operating expenses, maintenance expenses, depreciation and amortization, and transmission expenses, causing earnings from continuing operations to be essentially unchanged compared with 2004.

Retail operating revenues for 2005 increased by $9.6 million compared with the same period in 2004, reflecting the 2005 effects of a 1.9 percent retail rate increase, warmer summer weather, an increase in the number of Company customers, and increased sales of utility services to other utilities and large industrial and commercial customers. These increases were partially offset by recognition in 2004 of $3 million in revenue deferred under our 2003 Rate Plan. Under the Company’s 2003 Rate Plan, approved by the Public Service Board in December 2003, rates remained unchanged in 2004 and the Company put into effect retail rate increases of 1.9 percent (generating approximately $4 million in added annual revenues) in January 2005 and 0.9 percent (generating approximately $2 million in added annual revenues) in January 2006, upon the submission of supporting cost of service schedules. The last of these rate increases was implemented effective January 1, 2006. The 2003 Rate Plan also allowed the Company to carry unused deferred revenue totaling approximately $3 million to 2004 and to recognize this revenue to help to achieve its allowed rate of return during 2004.

Total retail megawatt hour sales of electricity increased by 1.9 percent in 2005, compared with the same period in 2004. Sales to residential and small commercial and industrial customers increased by 3.0 percent and 2.7 percent, respectively, while sales to large commercial and industrial customers increased by 0.3 percent in 2005. Revenues from the sale of utility services to other utilities and large industrial and commercial customers increased by approximately $4.3 million in 2005, compared with the prior year. Wholesale revenues in 2005 also increased by $5.6 million compared with 2004, reflecting substantially higher wholesale energy prices in 2005. Other operating expenses increased by $5.5 million in 2005, reflecting an increase of $4.3 million in utility services expense. The Company’s utility services business is designed to recover some of its administrative and staffing costs from other parties, ultimately reducing costs to customers and improving financial results between rate cases.

Power supply expenses increased $6.0 million in 2005 compared with 2004 due to increased costs of market purchases to serve marginal load, increased purchases of power under the contract with Hydro-Quebec, an increase in the cost of power under the power supply contract with Morgan Stanley, and increased costs of transmission line losses and congestion charges allocated within the New England power pool by ISO New England, the regional system operator. Congestion charges represent the cost of delivering energy to customers and reflect energy prices, customer demand, and the availability of transmission and generation resources.  The Company paid an average market price of approximately $95 per megawatt hour for system purchases during hours when customer demand exceeded supply during 2005, compared to $57 per megawatt hour in the same period last year, inclusive of the effects of congestion and line losses. Increased hydro production and deliveries under long-term power supply contracts with Hydro-Quebec and Vermont Yankee had a significant dampening effect on the increase in power supply expenses the Company experienced in 2005. “The average cost of our power supply resources is substantially below current market prices,” said Mr. Dutton. “We are pleased that our customers have continued to enjoy significant benefits under our long-term power supply contracts. Unfortunately as these arrangements expire, they must be replaced with higher priced energy resources. We will feel that effect when our contract with Morgan Stanley expires at the end of 2006.” The Company expects to file a retail rate case requesting a rate increase estimated at between ten and fifteen percent in 2006, effective for January 1, 2007.

Maintenance expenses, depreciation and amortization, and transmission expenses also increased during 2005 compared with 2004. Maintenance expenses increased by $1.5 million, reflecting an increase in transmission and distribution line maintenance and maintenance of our gas turbines. Depreciation and amortization were $1.1 million higher than in the previous year, reflecting increased plant investments and a $539,000 increase in amortization of regulatory assets. Transmission expenses increased by $797,000 during 2005, compared with the prior year, as a result of an increase in charges allocated for system support in New England by ISO New England, increased retail sales of energy and an increase in investments by Vermont Electric Power Company (VELCO), the entity that owns and operates most of the transmission grid in Vermont. The Company owns approximately 30 percent of VELCO.

Earnings on discontinued operations for 2005 and 2004 consisted primarily of changes in operating reserves or tax valuation allowances that are considered non-recurring.

In other developments, the Company’s most recent customer service survey indicated an overall satisfaction rate of 94 percent with contacts with the Company. “There is nothing more fundamental to achieving success than providing superior customer service,” said Mary Powell, Chief Operating Officer. “We made efforts to improve service in a variety of ways this year, including increasing expenditures on line maintenance to shorten outages for customers when severe storms strike, increasing funding for our power partners program to help low-income customers, and expanded deployment of new automated meter reading equipment to reduce estimated readings. We look forward to further improvements in the coming year.”

Green Mountain Power Corporation	Annual Earnings Summary
in thousands except per share amounts	At and for the Years Ended December 31,
	2005	2004	2003
Retail revenues	$217,562	$207,922	$201,569
Wholesale revenues	28,298	22,652	78,901
Total operating revenues	$245,860	$230,574	$280,470
Net income	$11,180	$11,584	$10,404
Net income applicable to common stock	11,180	11,584	10,404
Net income-continuing operations	11,046	11,059	10,325
Net income-discontinued operations	134	525	79

Basic earnings per share-continuing operations	$2.12	$2.18	$2.08
Basic earnings per share-discontinued operations	0.03	0.10	0.01
Basic earnings per Common share	$2.15	$2.28	$2.09
Diluted earnings per share-continuing operations	$2.09	$2.10	$2.01
Diluted earnings per share-discontinued operations	0.03	0.10	0.01
Fully diluted earnings per common share	$2.12	$2.20	$2.02
Dividends declared per share	$1.00	$0.88	$0.76
Weighted average shares of common stock outstanding-Basic	5,195	5,083	4,980
Weighted average shares of common stock outstanding-Diluted	5,285	5,254	5,140

Certain statements in this press release may be forward-looking in nature, or “forward-looking” statements as defined in the United States Securities Litigation Reform Act of 1995. Actual results may differ from those expressed or implied in forward-looking statements. The forward-looking statement contained in this press release are subject to a number of factors and uncertainties, including regulatory and judicial decisions or legislation, changes in regional market and transmission rules, energy supply and demand and pricing, contractual commitments, availability, terms and use of capital, general economic and business environment, changes in technology, nuclear and environmental issues, industry restructuring and cost recovery (including stranded costs, and weather), and other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties. The Company disclaims any obligation to update any information in this press release.

For further information, please contact Robert Griffin, Chief Financial Officer of Green Mountain Power, (802) 655-8452 or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.